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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements pertaining to the 1989, 1991, and 1993 stock option plans, (Form S-8 No. 33-00142), (Form S-8 No. 33-00144), Employee Stock Purchase Plan (Form S-8 No. 333-30197), 1995 Nonqualified Stock Option Plan for Non-Employee Directors and certain nonqualified stock options (Form S-8 No. 333-31439), Senior PIK Preferred Stock (Form S-4 No. 333-42017), and Senior Secured Notes (Form S-4 No. 333-42037) of our report dated February 13, 1998, with respect to the consolidated financial statements of Source Media, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1997.


                                           /s/ ERNST & YOUNG LLP

Dallas, Texas
March 30, 1998